Exhibit 19.1

TECTONIC FINANCIAL, INC.
INSIDER TRADING POLICY

Approved by the Board of Directors

May 13, 2024

The Need for A Policy Statement

This Insider Trading Policy (“Policy”) provides guidelines with respect to transactions in the securities of Tectonic Financial, Inc. (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the securities of the Company, is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) and the U.S. Attorneys under the Securities Exchange Act of 1934 (the “Exchange Act”) and similar state authorities, and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy also is intended to prevent even the appearance of improper conduct on the part of traditional insiders, such as directors and officers, and employees, but also other persons associated with the Company, as determined by the Compliance Officer under this Policy. We are proud of our Company’s reputation for integrity and ethical conduct, and we cannot afford to have that reputation damaged.

Generally, for purposes of this Policy, the term “insider” shall mean all directors, executive officers, employees and such other persons. You should note that the special procedures set forth in this Policy under the headings “Pre-Clearance Procedures” and “Blackout Periods,” apply only to directors, officers, and other persons (including, without limitation, key employees) as determined by the Compliance Officer.

This Policy regarding insider trading is not designed or intended to discourage the persons covered by this Policy from investing in the Company’s securities; indeed, the Company encourages investment in its shares by its directors, officers and employees, and the directors, officers and employees of its subsidiaries.

Unless the context requires otherwise, all references to the Company in this Policy include the subsidiaries of the Company.

The Consequences

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company securities, is prohibited by federal and applicable state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and applicable state enforcement authorities, among others. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an insider’s failure to comply with this Policy may subject the insider to Company-imposed sanctions, including, in the case of officers and employees, dismissal for cause, whether or not such failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Administration of the Policy

The Compliance Officer will be primarily responsible for the administration of this Policy. All determinations and interpretations by the Compliance Officer are final and not subject to further review. Any questions regarding this Policy should be directed to the Compliance Officer. The Compliance Officer may consult with outside counsel to the Company in connection with the administration of this Policy.

Persons Subject to the Policy

You are subject to this Policy if you are a director1, officer or employee of the Company or any of its subsidiaries. The Company may also determine that other persons are subject to this Policy, such as contractors or consultants who have access to material nonpublic information. In addition, if you are subject to this Policy, this Policy applies to your family members who reside with you (including your spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively referred to in this Policy as “Family Members”). This Policy also applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to in this Policy as “Controlled Entities”). You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

1 For purposes of this Policy, the term “director” includes any advisory director, board observer or any other person who regularly attends board meetings or has access to materials provided to directors.

Although all persons described above are generally subject to this Policy (“Covered Persons”), not all sections of this Policy will apply to all Covered Persons. Specifically, the sections titled “Pre-Clearance Procedures” and “Blackout Periods” apply only to directors and executive officers of the Company and its subsidiaries, and any other persons specifically designated by the Compliance Officer, together with their respective Family Members and Controlled Entities.

Statement of Policy

It is the policy of the Company that no insider of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others (i) outside the Company, including family and friends or (ii) inside the Company, except to persons who need to know such information to discharge their employment, consulting or director position with the Company. In addition, it is the policy of the Company that insiders of the Company who, in the course of their relationship with the Company, learn of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from this Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Disclosure of Information to Others - Regulation FD. The Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures. You also may not discuss the Company or its business in an internet “chat room” or similar internet-based forum.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

●	projections of future earnings or losses, or other earnings guidance;

●	earnings that are inconsistent with the consensus expectations of the investment community;

●	a pending or proposed merger, acquisition or tender offer;

●	a pending or proposed acquisition or disposition of a significant asset;

●	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;

●	a change in management;

●	development of a significant new product or process;

●	impending bankruptcy or the existence of severe liquidity problems; and

●	the gain or loss of a significant customer or supplier.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of any material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the information is released. If, for example, the Company were to make an announcement on a Monday, as a general matter, you should not trade in the Company’s securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

Transactions Not Subject to this Policy

Stock Option Exercises. This Policy does not apply to the conventional exercise of an employee stock option, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any tax withholding obligation.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have the Company withhold shares of stock to satisfy net withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any sale of restricted stock in any public or private transaction.

401(k) Plan. To the extent that the Company’s 401(k) plan may from time to time permit the acquisition of Company securities, this Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan under any payroll deduction election. This Policy does apply, however, to certain elections you may make under the Company’s 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to your Company stock fund; and (e) an election to purchase Company securities in the open market pursuant to any open-brokerage account within the Company’s 401(k) plan.

Company Offerings or Repurchases. The purchase of Company securities from the Company, and the sale of Company securities to the Company, are not subject to this Policy.

Bona Fide Gifts. Bona fide gifts of Company securities are not subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell such securities while the insider is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance Procedures” and has reason to believe that the recipient intends to sell Company securities during a blackout period.

Mutual Fund Transactions. Transactions in mutual funds that are invested in Company securities are not subject to this Policy.

Pre-Clearance Procedures

To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on inside information, directors and officers of the Company, and any other persons designated by the Compliance Officer under this Policy as being subject to the Company’s pre-clearance procedures, together with their Family Members and Controlled Entities, may not engage in any transaction involving the Company’s securities (including a sale of stock as part of a broker-assisted cashless exercise of a stock option made under the Company's stock option plan, a gift, loan or pledge or hedge, contribution to a trust, or any other transfer (except a conventional option exercise)) without first obtaining pre-clearance of the transaction from the Company's Compliance Officer under this Policy. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance, unless the Compliance Officer grants an exception.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any transactions in Company securities within the past six months.

The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of material nonpublic information.

Any person subject to the pre-clearance requirements who desires to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Compliance Officer. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning fourteen days prior to the end of the Company’s fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release or analyst conference call. Persons subject to these quarterly blackout periods include all directors and officers and all other persons who are informed by the Compliance Officer that they are subject to the quarterly blackout periods, as well as their respective Family Members and Controlled Entities.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors or officers. So long as the event remains material and nonpublic, directors, officers, and such other persons as are designated by the Compliance Officer may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

Additional Prohibited Transactions

The Company considers it improper and inappropriate for any insider of the Company to engage in short-term or speculative transactions in the Company’s securities. It, therefore, is the Company’s policy that insiders of the Company may not engage in any of the following transactions:

Short-term Trading. An insider’s short-term trading of the Company’s securities may be distracting to the insider and may unduly focus the insider on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any insider of the Company who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase.

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the insider is trading based on inside information. Transactions in options also may focus the insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where a person wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any person who wishes to pledge Company securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Reporting of Completed Trades

Each of the directors, officers and other persons (including, without limitation, key employees) as determined by the Compliance Officer who are responsible for reporting on Forms 4 or 5 all personal transactions involving Company securities must complete and file a Form 4 within two business days of the execution of a reportable transaction. Each of these persons is required to properly complete the appropriate form and deliver the completed form to the Compliance Officer for filing. If such person has completed an acceptable power of attorney, the Compliance Officer will complete the form on their behalf provided such person has supplied the necessary transaction detail. Also, all such reports must be available on the corporate website no later than the end of the business day following the filing with the SEC. Any late or delinquent filing must still be reported, by individual, under separate caption, in the Company’s proxy statement and Form 10-K.

Post-Termination Transactions

This Policy continues to apply to your transactions in Company securities even after your employment has been terminated. If you are in possession of material nonpublic information when your employment terminates, you (together with your Family Members and Controlled Entities) may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Company securities at the time of the insider’s termination of service.

Reporting of Violations

Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s outside legal counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer at 972-720-9000 or sjensen@tbank.com. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee.

Certifications

All employees and directors must certify their understanding of, and intent to comply with, this Policy. Employees are required annually to acknowledge the Policy electronically as directed by the Compliance Officer.

Tectonic Financial, Inc.

INSIDER TRADING POLICY

INSIDER TRADING COMPLIANCE CLEARANCE FORM

To:	Tectonic Financial, Inc.

Ladies and Gentlemen:

Pursuant to the Tectonic Financial, Inc. Insider Trading Policy, I would like clearance for the following proposed transactions in securities of the Company:

Type and Amount of Security	Purchase or Sale

I understand that the above clearance may be rescinded prior to my effecting the above transaction, if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for the compliance with the insider trading provisions of the Federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Date:
Signature

Print Name

Telephone No.

Clearance of the above trade is granted.

, Compliance Officer

Date: